Exhibit 99.1

Press Release January 23, 2024

7575 W. Jefferson Blvd.

Fort Wayne, IN 46804

Steel Dynamics Reports Fourth Quarter and Annual 2023 Results

FORT WAYNE, INDIANA, January 23, 2024 / PRNewswire /

Annual 2023 Performance Highlights:

▪	Record steel shipments of 12.8 million tons
▪	Net sales of $18.8 billion, operating income of $3.2 billion, and net income of $2.5 billion
▪	Adjusted EBITDA of $3.7 billion and strong cash flow from operations of $3.5 billion
▪	Strong liquidity of $3.5 billion as of December 31, 2023
▪	Share repurchases of $1.5 billion of the company’s common stock, representing 8 percent of its outstanding shares
▪	Strong after-tax return-on-invested-capital of 32 percent for the three-year period ended December 31, 2023

Steel Dynamics, Inc. (NASDAQ/GS: STLD) today announced fourth quarter and annual 2023 financial results. The company reported fourth quarter 2023 net sales of $4.2 billion and net income of $424 million, or $2.61 per diluted share. Comparatively, the company’s sequential third quarter 2023 net income was $577 million, or $3.47 per diluted share, and prior year fourth quarter net income was $635 million, or $3.61 per diluted share.

“The teams executed well and delivered a solid operational and financial performance across our operating platforms during 2023, resulting in our second highest annual net sales of $18.8 billion, as well as, annual operating income of $3.2 billion, and adjusted EBITDA of $3.7 billion,” said Mark D. Millett, Chairman and Chief Executive Officer. “The strength of our cash generation was once again demonstrated with annual cash flow from operations of $3.5 billion. We maintained strong liquidity of $3.5 billion, while at the same time meaningfully growing our business through significant organic growth investments, coupled with strong shareholder distributions through a positive dividend growth profile and meaningful share repurchases. We have a firm foundation for our continued long-term growth and ongoing value creation strategy.

“Underlying domestic steel demand was firm throughout 2023 supported by the construction, automotive, industrial, and energy sectors,” continued Millett. “Customer steel inventories also remained below historical averages, in combination resulting in generally steady order patterns. Our steel operations achieved record 2023 annual shipments of 12.8 million tons and historically strong operating income of $1.9 billion. Our steel fabrication business achieved its second highest annual earnings with operating income of $1.6 billion. Despite a challenging pricing environment throughout much of the year, our metals recycling teams meaningfully increased volume and achieved operating income of $108 million. The strength of our diversified, value-added circular manufacturing model was certainly evidenced in 2023.”

Fourth Quarter 2023 Comments

Fourth quarter 2023 operating income for the company’s steel operations was $365 million, representing a 24 percent sequential decline, based on seasonally lower long product steel shipments and flat rolled steel metal spread compression, as average realized flat rolled steel selling values declined more than scrap costs. The fourth quarter 2023 average external product selling price for the company’s steel operations decreased $101 per ton sequentially to $1,090 per ton. The average ferrous scrap cost per ton melted at the company’s steel mills decreased $12 per ton sequentially to $393 per ton.

Fourth quarter 2023 operating income from the company’s metals recycling operations decreased to $6 million, due to seasonally lower shipments and lower nonferrous scrap realized selling values.

The company’s steel fabrication operations achieved historically strong operating income of $250 million in the fourth quarter 2023, but below sequential third quarter results, based on lower shipments and metal spread compression, as realized selling values declined more than steel substrate costs. Monthly order activity improved in the fourth quarter 2023, resulting in a well-priced order backlog that extends through the first half of 2024. The company believes that the continued onshoring of manufacturing, coupled with the robust U.S. infrastructure and Inflation Reduction Act programs which will drive industrial construction activity, provide an environment for strong steel joist and deck demand, as well as flat rolled and long product steel demand.

Annual 2023 Comparison

Annual 2023 net income was $2.5 billion, or $14.64 per diluted share, with net sales of $18.8 billion, as compared to net income of $3.9 billion, or $20.92 per diluted share, with net sales of $22.3 billion for the same period in 2022.

Annual 2023, net sales decreased 16 percent to $18.8 billion and operating income declined 38 percent to $3.2 billion, when compared to the same period of 2022. Lower earnings were driven by metal spread contraction within the company’s steel and steel fabrication operations, as lower realized product pricing outpaced lower primary raw material costs. Annual 2023 operating income from the company’s steel operations declined $1.2 billion and steel fabrication operations declined $831 million, when compared to prior year’s earnings. The average 2023 external selling price for the company’s steel operations decreased $247 per ton to $1,152 per ton compared to the same period of 2022, and the average ferrous scrap cost per ton melted at the company’s steel mills decreased $61 per ton to $414 per ton.

Based on the company’s differentiated circular business model and highly, variable cost structure, the company generated strong cash flow from operations of $3.5 billion during 2023. The company also invested $1.7 billion in capital investments, paid cash dividends of $271 million, and repurchased $1.5 billion of its outstanding common stock, representing 8 percent of its outstanding shares, while maintaining strong liquidity of over $3.5 billion as of December 31, 2023.

Outlook

“We believe the market dynamics are in place to support increased demand across our operating platforms in 2024,” said Millett. “Steel pricing has firmed, and customer order entry activity continues to be solid across our steel operations, as demand continues to be steady and customer inventories remain at historically low levels.

In addition, we believe demand for lower-carbon emission, U.S. produced steel products will also support future domestic steel pricing. The continued onshoring of manufacturing businesses, combined with the expectation of significant fixed asset investment to be derived from public funding related to the U.S. Infrastructure, Inflation Reduction Act, and Department of Energy programs, will competitively position the domestic steel industry. We believe this will benefit all of our operating platforms, especially our steel and steel fabrication businesses.

“Steel Dynamics continues to be in a position of strength as we enter 2024. We are ramping up operations at our new state-of-the-art electric arc furnace flat rolled steel mill located in Texas, and just recently completed construction of four additional value-added flat rolled steel coating lines comprised of two paint lines and two galvanizing lines with Galvalume® coating capability. These lines will increase our value-added flat rolled steel annual capacity by 1.1 million tons. We plan to commission these lines during the first quarter of 2024.

“This demand environment, in combination with our ongoing expansion initiatives, provide firm drivers for our continued growth. The team continues to make great progress on our aluminum flat rolled products mill and related investments. We still plan to begin commissioning of the aluminum flat rolled mill mid-2025. We remain incredibly excited about this meaningful growth opportunity, which is aligned with our existing businesses and operational expertise,” said Millett. “We have intentionally grown with our customers’ needs, providing efficient sustainable supply-chain solutions for the highest quality products. Thus far, this has primarily been achieved within the steel industry – however, a significant number of our flat rolled steel customers are also consumers and processors of aluminum flat rolled products. We are pleased to further diversify our end markets with plans to supply aluminum flat rolled products with high recycled content to the countercyclical sustainable beverage can and packaging industry, in addition to the automotive, industrial, and construction sectors. We believe our unique performance-based operating culture, coupled with our considerable experience in successfully constructing and operating cost-effective, highly profitable flat rolled steel mills, positions us exceptionally well to execute this strategic opportunity and to deliver strong long-term value creation.

“Our planned biocarbon production facility is also progressing well, and the team plans to begin operating the plant before the end of 2024,” said Millett. “This project is a key to our further decarbonization strategy for our already low-carbon emissions steel offerings. In combination, with our renewable product purchase agreement with NextEra, these two initiatives will help us achieve our stated Scope 1 and Scope 2 emissions reduction goals.

“Our commitment is to the health and safety of our teams, families, and communities, while meeting the current and future needs of our customers. Our culture and business model continue to positively differentiate our performance compared to others. We continue to strengthen our financial position through strong cash flow generation and the execution of our long-term strategy,” concluded Millett.

Conference Call and Webcast

Steel Dynamics, Inc. will hold a conference call to discuss fourth quarter and annual 2023 operating and financial results on Wednesday, January 24, 2024, at 11:00 a.m. Eastern Standard Time. You may access the call and find dial-in information on the Investors section of the company’s website at www.steeldynamics.com.  A replay of the call will be available on our website until 11:59 p.m. Eastern Daylight Time on January 30, 2024.

About Steel Dynamics, Inc.

Steel Dynamics is one of the largest domestic steel producers and metals recyclers in North America, based on estimated annual steelmaking and metals recycling capability, with facilities located throughout the United States, and in Mexico. Steel Dynamics produces steel products, including hot roll, cold roll, and coated sheet steel, structural steel beams and shapes, rail, engineered special-bar-quality steel, cold finished steel, merchant bar products, specialty steel sections, and steel joists and deck. In addition, the company produces liquid pig iron and processes and sells ferrous and nonferrous scrap.

Note Regarding Financial Metrics

The company believes that after-tax return-on-invested capital (After-tax ROIC) provides an indication of the effectiveness of the company’s invested capital and is calculated as follows:

After-tax ROIC =	Net Income Attributable to Steel Dynamics, Inc.
(Quarterly Average Current Maturities of Long-term Debt + Long-term Debt + Total Equity)

Note Regarding Non-GAAP Financial Measures

The company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). Management believes that the non-GAAP financial measures EBITDA and Adjusted EBITDA provide additional meaningful information regarding the company’s performance and financial strength. Non-GAAP financial measures should be viewed in addition to and not as an alternative for the company’s reported results prepared in accordance with GAAP. In addition, not all companies use identical calculations for EBITDA or Adjusted EBITDA; therefore, EBITDA and Adjusted EBITDA included in this release may not be comparable to similarly titled measures of other companies.

Forward-Looking Statements

This report contains some predictive statements about future events, including statements related to conditions in domestic or global economies, conditions in steel, aluminum, and recycled metals market places, Steel Dynamics' revenues, costs of purchased materials, future profitability and earnings, and the operation of new, existing or planned facilities. These statements, which we generally precede or accompany by such typical conditional words as "anticipate", "intend", "believe", "estimate", "plan", "seek", "project", or "expect", or by the words "may", "will", or "should", are intended to be made as "forward-looking", subject to many risks and uncertainties, within the safe harbor protections of the Private Securities Litigation Reform Act of 1995. These statements speak only as of this date and are based upon information and assumptions, which we consider reasonable as of this date, concerning our businesses and the environments in which they operate. Such predictive statements are not guarantees of future performance, and we undertake no duty to update or revise any such statements. Some factors that could cause such forward-looking statements to turn out differently than anticipated include: (1) domestic and global economic factors; (2) global steelmaking overcapacity and imports of steel, together with increased scrap prices; (3) pandemics, epidemics, widespread illness or other health issues, such as COVID-19 or its variants; (4) the cyclical nature of the steel industry and the industries we serve; (5) volatility and major fluctuations in prices and availability of scrap metal, scrap substitutes and supplies, and our potential inability to pass higher costs on to our customers; (6) cost and availability of electricity, natural gas, oil, or other energy resources are subject to volatile market conditions; (7) increased environmental, greenhouse gas emissions and sustainability considerations or regulations; (8) compliance with and changes in environmental and remediation requirements; (9) significant price and other forms of competition from other steel and aluminum producers, scrap processors and alternative materials; (10) availability of an adequate source of supply of scrap for our metals recycling operations; (11) cybersecurity threats and risks to the security of our sensitive data and information technology; (12) the implementation of our growth strategy; (13) litigation and legal compliance; (14) unexpected equipment downtime or shutdowns; (15) governmental agencies may refuse to grant or renew some of our licenses and permits; (16) our senior unsecured credit facility contains, and any future financing agreements may contain, restrictive covenants that may limit our flexibility; and (17) the impacts of impairment charges.

More specifically, we refer you to our more detailed explanation of these and other factors and risks that may cause such predictive statements to turn out differently, as set forth in our most recent Annual Report on Form 10-K under the headings Special Note Regarding Forward-Looking Statements and Risk Factors, in our Quarterly Reports on Form 10-Q, or in other reports which we file with the Securities and Exchange Commission. These reports are available publicly on the Securities and Exchange Commission website, www.sec.gov, and on our website, www.steeldynamics.com under “Investors – SEC Filings.”

Contact:  Investor Relations — +1.260.969.3500

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

(in thousands, except per share data)

	Three Months Ended		Year Ended		Three Months
	December 31,		December 31,		Ended
	2023	2022	2023	2022	Sept. 30, 2023
Net sales	$4,233,423	$4,826,287	$18,795,316	$22,260,774	$4,587,057
Costs of goods sold	3,502,539	3,838,740	14,749,433	16,142,943	3,635,038
Gross profit	730,884	987,547	4,045,883	6,117,831	952,019

Selling, general and administrative expenses	157,207	142,602	588,621	545,621	145,896
Profit sharing	47,055	79,218	272,033	452,551	64,413
Amortization of intangible assets	8,086	6,679	34,048	27,837	8,160
Operating income	518,536	759,048	3,151,181	5,091,822	733,550

Interest expense, net of capitalized interest	14,795	23,855	76,484	91,538	18,415
Other (income) expense, net	(38,498)	(23,257)	(144,246)	(20,785)	(39,464)
Income before income taxes	542,239	758,450	3,218,943	5,021,069	754,599

Income tax expense	115,199	119,439	751,611	1,141,577	174,817
Net income	427,040	639,011	2,467,332	3,879,492	579,782
Net income attributable to noncontrolling interests	(2,770)	(4,147)	(16,450)	(16,818)	(2,587)
Net income attributable to Steel Dynamics, Inc.	$424,270	$634,864	$2,450,882	$3,862,674	$577,195

Basic earnings per share attributable to Steel Dynamics, Inc. stockholders	$2.63	$3.63	$14.72	$21.06	$3.49

Weighted average common shares outstanding	161,434	174,706	166,552	183,393	165,170

Diluted earnings per share attributable to Steel Dynamics, Inc. stockholders, including the effect of assumed conversions when dilutive	$2.61	$3.61	$14.64	$20.92	$3.47

Weighted average common shares and share equivalents outstanding	162,276	175,892	167,431	184,622	166,105

Dividends declared per share	$0.425	$0.34	$1.70	$1.36	$0.425

Steel Dynamics, Inc.

CONSOLIDATED BALANCE SHEETS

(in thousands)

	December 31,	December 31,
	2023	2022
	(unaudited)
Assets
Current assets
Cash and equivalents	$1,400,887	$1,628,417
Short-term investments	721,210	628,215
Accounts receivable, net	1,608,307	2,056,051
Inventories	2,894,632	3,129,964
Other current assets	162,790	195,371
Total current assets	6,787,826	7,638,018

Property, plant and equipment, net	6,734,218	5,373,665

Intangible assets, net	257,759	267,507

Goodwill	477,471	502,067

Other assets	651,146	378,727
Total assets	$14,908,420	$14,159,984
Liabilities and Equity
Current liabilities
Accounts payable	$1,088,330	$1,017,238
Income taxes payable	5,524	6,520
Accrued expenses	778,455	951,204
Current maturities of long-term debt	459,987	57,334
Total current liabilities	2,332,296	2,032,296

Long-term debt	2,611,069	3,013,241

Deferred income taxes	944,768	889,103

Other liabilities	180,760	129,539
Total liabilities	6,068,893	6,064,179

Commitments and contingencies

Redeemable noncontrolling interests	171,212	181,503

Equity
Common stock	651	650
Treasury stock, at cost	(5,897,606)	(4,459,513)
Additional paid-in capital	1,217,610	1,212,566
Retained earnings	13,545,590	11,375,765
Accumulated other comprehensive income	421	889
Total Steel Dynamics, Inc. equity	8,866,666	8,130,357
Noncontrolling interests	(198,351)	(216,055)
Total equity	8,668,315	7,914,302
Total liabilities and equity	$14,908,420	$14,159,984

Steel Dynamics, Inc.

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

(in thousands)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Operating activities:
Net income	$427,040	$639,011	$2,467,332	$3,879,492

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	111,722	102,241	437,804	384,202
Equity-based compensation	21,944	19,559	61,744	59,240
Deferred income taxes	(16,348)	33,200	55,665	37,186
Other adjustments	912	97	(19,716)	(1,795)
Changes in certain assets and liabilities:
Accounts receivable	273,743	306,990	446,765	(110,560)
Inventories	43,952	258,871	232,282	413,262
Other assets	(13,273)	2,390	(23,777)	(6,884)
Accounts payable	24,085	(136,279)	(30,148)	(289,042)
Income taxes receivable/payable	(39,900)	(115,199)	56,756	31,623
Accrued expenses	30,763	32,547	(164,779)	63,679
Net cash provided by operating activities	864,640	1,143,428	3,519,928	4,460,403

Investing activities:
Purchases of property, plant and equipment	(514,945)	(344,201)	(1,657,905)	(908,902)
Purchases of short-term investments	(452,777)	(292,886)	(1,145,493)	(927,584)
Proceeds from maturities of short-term investments	233,074	248,156	1,054,742	297,950
Business combinations, net of cash acquired	-	(86,452)	-	(134,090)
Investments in unconsolidated affiliates	-	-	-	(222,480)
Other investing activities	(140)	6,497	(221,593)	15,837
Net cash used in investing activities	(734,788)	(468,886)	(1,970,249)	(1,879,269)

Financing activities:
Issuance of current and long-term debt	299,059	414,324	1,365,664	1,465,257
Repayment of current and long-term debt	(324,620)	(380,424)	(1,367,553)	(1,507,475)
Dividends paid	(69,483)	(60,032)	(271,317)	(237,163)
Purchase of treasury stock	(386,682)	(413,015)	(1,452,203)	(1,800,905)
Other financing activities	(12,650)	(27,473)	(51,725)	(116,298)
Net cash used in financing activities	(494,376)	(466,620)	(1,777,134)	(2,196,584)

Increase (decrease) in cash, cash equivalents, and restricted cash	(364,524)	207,922	(227,455)	384,550
Cash, cash equivalents, and restricted cash at beginning of period	1,770,988	1,425,997	1,633,919	1,249,369
Cash, cash equivalents, and restricted cash at end of period	$1,406,464	$1,633,919	$1,406,464	$1,633,919

Supplemental disclosure information:
Cash paid for interest	$41,940	$41,498	$103,165	$100,994
Cash paid for income taxes, net	$169,731	$196,494	$642,667	$1,063,844

Steel Dynamics, Inc.

SUPPLEMENTAL INFORMATION (UNAUDITED)

(dollars in thousands)

	Fourth Quarter		Year to Date
	2023	2022	2023	2022	1Q 2023	2Q 2023	3Q 2023
External Net Sales
Steel	$2,915,325	$2,937,955	$12,640,551	$14,563,349	$3,088,490	$3,449,555	$3,187,181
Steel Fabrication	520,573	1,089,979	2,798,934	4,245,986	868,768	779,409	630,184
Metals Recycling	488,070	463,314	2,184,657	2,164,740	583,468	592,373	520,746
Other	309,455	335,039	1,171,174	1,286,699	352,480	260,293	248,946
Consolidated Net Sales	$4,233,423	$4,826,287	$18,795,316	$22,260,774	$4,893,206	$5,081,630	$4,587,057
Operating Income (Loss)
Steel	$364,829	$177,720	$1,895,983	$3,107,696	$346,478	$702,340	482,336
Steel Fabrication	249,930	681,904	1,593,425	2,424,819	551,313	462,121	330,061
Metals Recycling	6,429	13,471	108,156	129,164	42,930	40,292	18,505
Aluminum	(10,769)	(1,403)	(23,774)	(2,355)	(2,422)	(3,411)	(7,172)
	610,419	871,692	3,573,790	5,659,324	938,299	1,201,342	823,730

Non-cash amortization of intangible assets	(8,086)	(6,679)	(34,048)	(27,837)	(6,878)	(10,924)	(8,160)
Profit sharing expense	(47,055)	(79,218)	(272,033)	(452,551)	(69,575)	(90,990)	(64,413)
Non-segment operations	(36,742)	(26,747)	(116,528)	(87,114)	(26,486)	(35,693)	(17,607)
Consolidated Operating Income	$518,536	$759,048	$3,151,181	$5,091,822	$835,360	$1,063,735	$733,550
Adjusted EBITDA
Net income	$427,040	$639,011	$2,467,332	$3,879,492	$644,333	$816,177	$579,782
Income taxes	115,199	119,439	751,611	1,141,577	203,456	258,139	174,817
Net interest expense (income)	(16,830)	5,032	(35,404)	62,148	(3,470)	(4,754)	(10,350)
Depreciation	102,082	93,960	397,437	349,971	99,210	98,438	97,707
Amortization of intangible assets	8,086	6,679	34,048	27,837	6,878	10,924	8,160
EBITDA	635,577	864,121	3,615,024	5,461,025	950,407	1,178,924	850,116
Non-cash adjustments
Unrealized (gains) losses on derivatives and currency remeasurement	461	8,361	(12,109)	713	(8,142)	(18,433)	14,005
Equity-based compensation	22,694	29,425	60,060	69,219	13,877	11,500	11,989
Adjusted EBITDA	$658,732	$901,907	$3,662,975	$5,530,957	$956,142	$1,171,991	$876,110

Other Operating Information
Steel
Average external sales price (Per ton)	$1,090	$1,124	$1,152	$1,399	$1,076	$1,251	$1,191
Average ferrous cost (Per ton melted)	$393	$414	$414	$475	$413	$444	$405
Flat Roll shipments
Butler, Columbus, and Sinton	1,841,701	1,762,716	7,459,023	6,772,162	1,929,792	1,903,949	1,783,581
Steel Processing divisions *	423,690	404,309	1,731,911	1,673,967	435,602	420,480	452,139
Long Product shipments
Structural and Rail Division	407,175	408,109	1,851,349	1,865,405	495,551	478,985	469,638
Engineered Bar Products Division	186,390	206,035	836,179	894,374	231,723	216,163	201,903
Roanoke Bar Division	117,244	126,346	564,776	589,449	157,024	148,313	142,195
Steel of West Virginia	87,537	87,701	378,515	363,832	95,456	97,276	98,246
Total Shipments (Tons)	3,063,737	2,995,216	12,821,753	12,159,189	3,345,148	3,265,166	3,147,702
External Shipments (Tons)	2,674,396	2,615,057	10,976,707	10,411,490	2,869,321	2,756,922	2,676,068
Steel Mill Production (Tons)	2,755,778	2,681,597	11,376,309	10,720,704	2,939,032	2,898,629	2,782,870
Metals Recycling
Nonferrous shipments (000's of pounds)	262,734	268,471	1,108,211	1,053,852	285,837	279,763	279,877
Ferrous shipments (Gross tons)	1,363,165	1,357,706	5,779,114	5,301,774	1,452,821	1,520,164	1,442,964
External ferrous shipments (Gross tons)	506,128	527,699	2,199,156	1,826,112	567,403	577,979	547,646
Steel Fabrication
Average sales price (Per ton)	$3,501	$5,222	$4,236	$4,976	$5,021	$4,384	$3,916
Shipments (Tons)	150,002	208,956	662,539	855,641	173,021	177,819	161,697

Effective the fourth quarter 2023, we added a new reporting segment, Aluminum Operations. All periods presented have been recast to reflect these changes.

*   Includes Heartland, The Techs and United Steel Supply operations